Filed Pursuant to Rule 433

Registration No. 333-216627

April 18, 2017

Republic of Argentina

Notice of Results

Offers to Exchange New Bonds

which have been Registered under the U.S. Securities Act of 1933, as amended,

for any and all of its corresponding Bonds

CUSIP Nos. of Bonds	ISIN Nos. of Bonds	Bonds	Corresponding New Bonds which have been registered under the Securities Act	CUSIP Nos. of New Bonds	ISIN Nos. of New Bonds

Rule 144A 040114 GZ7 Regulation S P04808 AG9	Rule 144A US040114GZ77 Regulation S USP04808AG92	U.S.$2,750,000,000 6.250% Bonds Due 2019	U.S.$2,732,991,000 6.250% Bonds Due 2019	040114 HB9	US040114HB90

Rule 144A 040114 GQ7 Regulation S P04808 AA2	Rule 144A US040114GQ78 Regulation S USP04808AA23	U.S.$4,500,000,000 6.875% Bonds Due 2021	U.S.$4,469,318,000 6.875% Bonds Due 2021	040114 GW4	US040114GW47

Rule 144A 040114 GS3 Regulation S P04808 AC8	Rule 144A US040114GS35 Regulation S USP04808AC88	U.S.$6,500,000,000 7.500% Bonds Due 2026	U.S.$6,468,120,000 7.500% Bonds Due 2026	040114 GX2	US040114GX20

Rule 144A 040114 GU8 Regulation S P04808 AE4	Rule 144A US040114GU80 Regulation S USP04808AE45	U.S.$2,750,000,000 7.625% Bonds Due 2046	U.S.$2,743,906,000 7.625% Bonds Due 2046	040114 GY0	US040114GY03

Rule 144A 040114 HD5 Regulation S P04808 AJ3	Rule 144A US040114HD56 Regulation S USP04808AJ32	U.S.$1,000,000,000 6.625% Bonds Due 2028	U.S.$988,413,000 6.625% Bonds Due 2028	040114 HF0	US040114HF05

Rule 144A 040114 HE3 Regulation S P04808 AK0	Rule 144A US040114HE30 Regulation S USP04808AK05	U.S.$1,750,000,000 7.125% Bonds Due 2036	U.S.$1,710,730,000 7.125% Bonds Due 2036	040114 HG8	US040114HG87

Rule 144A 040114 HH6 Regulation S P04808 AL8	Rule 144A US040114HH60 Regulation S USP04808AL87	U.S.$ 3,250,000,000 5.625% Bonds Due 2022	U.S.$3,245,605,000 5.625% Bonds Due 2022	040114 HK9	US040114HK99

Rule 144A 040114 HJ2 Regulation S P04808 AM6	Rule 144A US040114HJ27 Regulation S USP04808AM60	U.S.$ 3,750,000,000 6.875% Bonds Due 2027	U.S.$3,744,556,000 6.875% Bonds Due 2027	040114 HL7	US040114HL72

The Republic of Argentina, (the “Issuer”), makes the following announcement in connection with its offers (the “Offers”) to exchange registered 6.250% Bonds Due 2019, registered 6.875% Bonds Due 2021, registered 7.500% Bonds Due 2026, registered 7.625% Bonds Due 2046, registered 6.625% Bonds Due 2028, registered 7.125% Bonds Due 2036, registered 5.625% Bonds Due 2022 and registered 6.875% Bonds Due 2027 (together, the “New Bonds”) for any and all outstanding 6.250% Bonds Due 2019 (“Old 2019 Bonds”), 6.875% Bonds Due 2021 (“Old 2021 Bonds”), 7.500% Bonds Due 2026 (“Old 2026 Bonds”), 7.625% Bonds Due 2046 (“Old 2046 Bonds”), 6.625% Bonds Due 2028 (“Old 2028 Bonds”), 7.125% Bonds Due 2036 (“Old 2036 Bonds”), 5.625% Bonds Due 2022 (“Old 2022 Bonds”) and 6.875% Bonds Due 2027 (“Old 2027 Bonds” and together with the Old 2019 Bonds, Old

2021 Bonds, Old 2026 Bonds, Old 2046 Bonds, Old 2028 Bonds, Old 2036 Bonds, Old 2022 Bonds and Old 2027 Bonds, the “Bonds”) of the Issuer, pursuant to the terms and conditions set forth in the prospectus dated March 14, 2017.

1. On April 18, 2017, the Issuer issued U.S.$2,732,991,000 principal amount of the Issuer’s registered 6.250% Notes due 2019 (ISIN No. US040114HB90) in exchange for the Old 2019 Bonds tendered and cancelled in the Offers. There are U.S.$17,009,000 aggregate principal amount of the Old 2019 Bonds with ISIN No. USP04808AG92 (Regulation S) outstanding and no Old 2019 Bonds with ISIN No. US040114GZ77 (Restricted) outstanding.

2. On April 18, 2017, the Issuer issued U.S.$4,469,318,000 principal amount of the Issuer’s registered 6.875% Notes due 2021 (ISIN No. US040114GW47) in exchange for the Old 2021 Bonds tendered and cancelled in the Offers. There are U.S.$30,682,000 aggregate principal amount of the Old 2021 Bonds with ISIN No. USP04808AA23 (Regulation S) outstanding and no Old 2021 Bonds with ISIN No. US040114GQ78 (Restricted) outstanding.

3. On April 18, 2017, the Issuer issued U.S.$6,468,120,000 principal amount of the Issuer’s registered 7.500% Notes due 2026 (ISIN No. US040114GX20) in exchange for the Old 2026 Bonds tendered and cancelled in the Offers. There are U.S.$31,572,000 aggregate principal amount of the Old 2026 Bonds with ISIN No. USP04808AC88 (Regulation S) outstanding and U.S.$308,000 aggregate principal amount of the Old 2026 Bonds with ISIN No. US040114GS35 (Restricted) outstanding.

4. On April 18, 2017, the Issuer issued U.S.$2,743,906,000 principal amount of the Issuer’s registered 7.625% Notes due 2046 (ISIN No. US040114GY03) in exchange for the Old 2046 Bonds tendered and cancelled in the Offers. There are U.S.$4,946,000 aggregate principal amount of the Old 2046 Bonds with ISIN No. USP04808AE45 (Regulation S) outstanding and U.S.$1,148,000 aggregate principal amount of the Old 2046 Bonds with ISIN No. US040114GU80 (Restricted) outstanding.

5. On April 18, 2017, the Issuer issued U.S.$988,413,000 principal amount of the Issuer’s registered 6.625% Notes due 2028 (ISIN No. US040114HF05) in exchange for the Old 2028 Bonds tendered and cancelled in the Offers. There are U.S.$11,587,000 aggregate principal amount of the Old 2028 Bonds with ISIN No. USP04808AJ32 (Regulation S) outstanding and no Old 2028 Bonds with ISIN No. US040114HD56 (Restricted) outstanding.

6. On April 18, 2017, the Issuer issued U.S.$1,710,730,000 principal amount of the Issuer’s registered 7.125% Notes due 2036 (ISIN No. US040114HG87) in exchange for the Old 2036 Bonds tendered and cancelled in the Offers. There are U.S.$39,220,000 aggregate principal amount of the Old 2036 Bonds with ISIN No. USP04808AK05 (Regulation S) outstanding and U.S.$50,000 aggregate principal amount of the Old 2036 Bonds with ISIN No. US040114HE30 (Restricted) outstanding.

7. On April 18, 2017, the Issuer issued U.S.$3,245,605,000 principal amount of the Issuer’s registered 5.625% Notes due 2022 (ISIN No. US040114HK99) in exchange for the Old 2022 Bonds tendered and cancelled in the Offers. There are U.S.$4,395,000 aggregate principal amount of the Old 2022 Bonds with ISIN No. USP04808AL87 (Regulation S) outstanding and no Old 2022 Bonds with ISIN No. US040114HH60 (Restricted) outstanding.

8. On April 18, 2017, the Issuer issued U.S.$3,744,556,000 principal amount of the Issuer’s registered 6.875% Notes due 2027 (ISIN No. US040114HL72) in exchange for the Old 2027 Bonds tendered and cancelled in the Offers. There are U.S.$5,444,000 aggregate principal amount of the Old 2027 Bonds with ISIN No. USP04808AM60 (Regulation S) outstanding and no Old 2027 Bonds with ISIN No. US040114HJ27 (Restricted) outstanding.

Documents in connection with the Offers are available at the office of the Luxembourg Listing Agent, The Bank of New York Mellon SA/NV, Luxembourg Branch, Vertigo Building - Polaris – 2-4 rue Eugène Ruppert, L-2453 Luxembourg.

The Republic has filed a registration statement (including a prospectus) with the SEC for the Offers. You should read the prospectus in that registration statement and other documents the Republic has filed with the SEC for more complete information about the Republic and such Offers. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

Important Notice

The distribution of materials relating to the Offers may be restricted by law in certain jurisdictions. The Offers is void in all jurisdictions where it is prohibited. If materials relating to the Offers come into your possession, you are required by the Republic to inform yourself of and to observe all of these restrictions. The materials relating to the Offers, including this communication, do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The offering of these securities will be made only by means of the prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.

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